Exhibit 10.2

FORM OF ADMINISTRATIVE SERVICES AGREEMENT
between
THE WILLIAMS COMPANIES, INC.
and
WPX ENERGY, INC.
Dated as of      , 2011

 i

TABLE OF CONTENTS
(Continued)
 ii

ADMINISTRATIVE SERVICES AGREEMENT
     ADMINISTRATIVE SERVICES AGREEMENT, dated as of      , 2011 (this “Agreement”), by and between The Williams Companies, Inc., a Delaware corporation (“WMB”), and WPX Energy, Inc., a Delaware corporation (“WPX”).
RECITALS
     A. Pursuant to the Separation and Distribution Agreement, dated as of the date hereof, by and between WMB and WPX (the “Separation Agreement”), the parties are agreeing to separate the exploration and production business and operations of WMB from the remainder of WMB.
     B. In connection therewith, the parties desire that the WMB Entities provide the WPX Entities with certain services related to the WPX Business from the IPO Closing Date until the Distribution Date, as more fully set forth herein.
     C. The parties are also entering into the Transition Services Agreement, dated as of the date hereof (the “Transition Services Agreement”), pursuant to which the parties agree that the WMB Entities will provide the WPX Entities with certain services related to the WPX Business on and after the Distribution Date.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Table of Definitions. The following terms have the meanings set forth on the pages referenced below:

Definition	Page
Agreement	1
Equipment	2
Force Majeure Event	2
Functional Service Area	4
Intellectual Property Rights	2
Managed WPX Contracts	2
Plans and Practices	5
Separation Agreement	1
Services	4
Software	3
Subcontractors	3
Systems	3

Definition	Page
Term	4
Third Party Consents	3
Transition Services Agreement	1
WMB	1
WMB Equipment	3
WMB Facilities	3
WMB Personnel	3
WMB Software	3
WMB Systems	3
WPX	1
WPX Data	3
WPX Equipment	3
WPX Facilities	3
WPX Personnel	3
WPX Software	4
WPX Systems	4
     Section 1.2 Certain Defined Terms. For the purposes of this Agreement:
          “Equipment” means computer and telecommunications equipment (without regard to the entity owning or leasing such equipment) including: (a) servers, personal computers, and associated attachments, accessories, peripheral devices, printers, cabling and other equipment; and (b) private branch exchanges, multiplexors, modems, CSUs/DSUs, hubs, bridges, routers, switches and other telecommunications equipment.
          “Force Majeure Event” means any riot, war, public disturbance, strike, lockout, labor dispute, fire explosion, storm, flood, acts of God, major breakdown or failure of transportation, manufacturing, distribution or storage facilities, or any other event which is not within the control of the party whose performance is interfered with and which by the exercise of reasonable diligence such party is unable to prevent.
          “Intellectual Property” means (a) patents and pending patent applications; (b) trademarks, service marks, trade names and trade dress; (c) copyrights, including copyrights in computer Software; (d) confidential and proprietary information, including trade secrets; (e) data base rights; (f) design rights and rights in designs; (g) rights in domain names; (h) rights in know-how; (i) all other intellectual property rights subsisting now or in the future, anywhere in the world; and (j) registrations, right to register and pending applications for registration of the foregoing.
          “Intellectual Property Rights” means any and all common law, statutory and other Intellectual Property rights honored and/or enforceable under any laws.
          “Managed WPX Contracts” means, collectively, the WPX Entity contracts that are (a) identified on Schedule A as of the date hereof or (b) subsequently added thereto by agreement of the parties as additional contracts with respect to which WMB will have management responsibility.

          “Software” means programs and programming (including the supporting documentation, media, on-line help facilities and tutorials).
          “Subcontractors” means the WMB Entities’ contractors or other agents that perform a portion of the Services.
          “Systems” means WPX Systems and the WMB Systems or either of them.
          “Third Party Consents” means the consents required from third parties in connection with the WMB Entities’ provision, and WPX Entities’ receipt, of the Services and/or Managed WPX Contracts.
          “WMB Equipment” means Equipment owned or leased by any WMB Entity or Subcontractor and used in connection with the Services, but excluding WPX Equipment.
          “WMB Facilities” means the facilities maintained by the WMB Entities and the Subcontractors providing Services on behalf of the WMB Entities.
          “WMB Personnel” means those employees, representatives, contractors, subcontractors and agents of the WMB Entities who perform any Services under this Agreement.
          “WMB Software” means all Software programs and programming owned by, or provided under license to, WMB and used to provide the Services (and all modifications, replacements, upgrades, enhancements, documentation, materials and media relating to the foregoing), but excluding WPX Software.
          “WMB Systems” means the WMB IT platform used to provide the Services, plus any other interconnected grouping of WMB Equipment and/or WMB Software used in connection with the Services, and all additions, modifications, substitutions, upgrades or enhancements thereto.
          “WPX Data” means (a) any data or information of the WPX Entities, or their respective vendors or other business partners, that is provided to or obtained by the WMB Entities solely in the performance of their obligations under this Agreement, including data and information regarding the WPX Business (including without limitation WPX products, consumer markets, assets and finances) or the WPX Facilities, and (b) any data or information collected or processed in connection with the Services.
          “WPX Equipment” means all Equipment owned or leased by any WPX Entity and used in connection with the Services, but excluding WMB Equipment.
          “WPX Facilities” means the locations where the WPX Entities will receive Services hereunder.
          “WPX Personnel” means the employees, representatives, contractors, subcontractors and agents of the WPX Entities.

          “WPX Software” means all Software owned by, or provided under license to, the WPX Entities and used in connection with the Services (and all modifications, replacements, upgrades, enhancements, documentation, materials and media relating to the foregoing), but excluding WMB Software.
          “WPX Systems” means an interconnected grouping of WPX Equipment and/or WPX Software used in connection with the Services, and all additions, modifications, substitutions, upgrades or enhancements thereto.
     Section 1.3 Other Capitalized Terms. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.
ARTICLE II
TERM
     Section 2.1 Term. The term of this Agreement will begin on, and include, the IPO Closing Date and continue in effect until the earlier of (a) 11:59 p.m. Central Time on the day immediately prior to the Distribution Date, and (b) such time as it is terminated by WMB as set forth in Section 12.1 (the “Term”).
     Section 2.2 No Extension of Term. There will be no extension of Services beyond the Term other than pursuant to the Transition Services Agreement.
ARTICLE III
SERVICES
     Section 3.1 Performance of Services. During the Term of this Agreement, WMB shall provide (or shall cause one or more of the WMB Entities to provide) to the WPX Entities such administrative services that are substantially similar in scope, quality and nature to those provided by the WMB Entities to the WPX Entities as of the date immediately preceding the IPO Closing Date, such services including, without limitation (each, a “Functional Service Area” and, together, the “Services”):
          (a) payroll and human resource administration;
          (b) information technology;
          (c) finance and accounting, cash management and treasury;
          (d) tax services;
          (e) enterprise business services;
          (f) internal audit services;
          (g) corporate communications and investor relations;
          (h) legal, regulatory, government affairs and records management;

          (i) real estate and facilities management;
          (j) insurance and claims administration; and
          (k) such expanded or other related services as may be agreed from time to time.
Any Service to be provided under this Agreement may be provided by WMB directly or through any of the WMB Entities. WMB shall not be relieved of any of its obligations under this Agreement as a result of the provision of Services by any other WMB Entity pursuant to this Section 3.1(a).
     Section 3.2 Independent Contractor Status.
          (a) Each Person (including any employee or agent of the WMB Entities) that provides Services hereunder is an independent contractor, with all of the attendant rights and liabilities of an independent contractor, and not an agent or employee of any WPX Entity. Any provision in this Agreement, or any action by any WPX Entity, that may appear to give any WPX Entity the right to direct or control any WMB Entity in performing under this Agreement means that such WMB Entity shall follow the desires of such WPX Entity in results only. Nothing in this Agreement shall be construed to create the relationship of partnership, principal and agent, joint venture, or fiduciary and beneficiary between or among any WMB Entity, on the one hand, and any WPX Entity, on the other hand.
          (b) Each WMB Entity shall withhold and pay any contribution measured by wages of its employees required by the Federal Insurance Corporation Act and all other contributions, taxes and other charges required to be withheld or paid pursuant to any state or federal statute and shall accept exclusive liability therefore.
          (c) WMB, directly or through any of its Affiliates, may adopt and participate in employee benefit plans, employee programs, and employee practices (including COBRA obligations, paid time off payments, severance, retiree medical, retiree, life, equity related awards, bonuses, vesting of employee benefits, retirement plans and other employee or retiree related payments, obligations liabilities or benefits ) (collectively, “Plans and Practices”), in each case for the benefit of employees, former employees, and directors of WMB or any of its Affiliates, in respect of Services to be performed, directly or indirectly, for the benefit of any WPX Entity. WMB, directly or through any of its Affiliates, has adopted and participates in (or in the future may adopt and participate in) Plans and Practices for the benefit of employees and former employees of the WPX Entities, in respect of services previously performed, directly or indirectly, for the benefit of the WPX Entities. Any and all expenses incurred or accrued by WMB or its Affiliates in connection with any such Plans and Practices shall be reimbursed by WPX as Charges pursuant to Article IV.

     Section 3.3 Third Party Consents.
          (a) Responsibility. Each party will be responsible for obtaining the Third Party Consents required under its, and its Affiliates’, third party contracts pertaining to any Software, Equipment, Systems or other materials or associated services required in connection with the Services under this Agreement. Such responsibility shall include the administrative activities necessary to obtain the Third Party Consents and payment of the fees and/or expenses associated with obtaining the Third Party Consents. For the avoidance of doubt, WPX will be responsible for the cost of obtaining Third Party Consents necessary for any Managed WPX Contracts.
          (b) Contingent Arrangements. If, despite using commercially reasonable efforts, either party is unable to obtain a Third Party Consent for which it is responsible, the parties will consider such third party contract to be a transfer not effected on or before the Effective Date as described in Section 2.4 of the Separation Agreement, or may agree that such third party contract will be a Managed WPX Contract. Nothing in this Section 3.6 obligates any WMB Entity to provide any Service to any WPX Entity after the Term.
ARTICLE IV
COMPENSATION
     Section 4.1 Charge for Services. WPX shall compensate WMB monthly for the provision of Services at a price equal to the WMB Entities’ cost of providing the Services, including all direct costs and indirect administrative and overhead costs allocated in accordance with WMB’s regular and consistent accounting practices. Upon reasonable request, WMB shall provide WPX with financial reports sufficient to permit verification of the WMB Entities’ costs.
     Section 4.2 Taxes. In addition to the other sums payable under this Agreement, WPX shall pay, and hold each WMB Entity harmless against, all sales, use or other taxes, or other fees or assessments imposed by law in connection with the provision of the Services, other than income, franchise or margin taxes measured by WMB’s net income or margin and other than any gross receipts or other privilege taxes imposed on WMB. WMB and WPX shall cooperate with each other and use commercially reasonable efforts to assist the other in entering into such arrangements as the other may reasonably request in order to minimize, to the extent lawful and feasible, the payment or assessment of any taxes relating to the transactions contemplated by this Agreement; provided, however, that nothing in this Section 4.2 shall obligate WMB to cooperate with, or assist, WPX in any arrangement proposed by WPX that would, in WMB’s sole discretion, have a detrimental effect on any WMB Entity.
     Section 4.3 Invoicing and Payment. WMB will invoice WPX by the 5th Business Day of the month following the month in which Services were performed. WPX will pay undisputed invoiced amounts by the 25th calendar day of the month following the month in which Services were performed. If the 25th calendar day does not fall on a Business Day, WPX will pay invoiced amounts on the next Business Day.1
ARTICLE V
WMB SUBCONTRACTORS AND PERSONNEL
     Section 5.1 Subcontractors. WMB shall have the right to use Subcontractors to provide, or assist the WMB Entities in the provision of, the Services. WMB will be responsible for the Services performed by itself and the other WMB Entities, and responsible for the Services performed by Subcontractors to the extent that WMB has contractual remedies pursuant to the applicable subcontractor agreement. In the event any such Subcontractor fails to meet expected levels of quality or timeliness with respect to the Services, WMB will be WPX’s sole point of contact regarding such Services.
     Section 5.2 Compliance. WMB shall cause its and the other WMB Entities’ employees, agents and Subcontractors, while at WPX Facilities, to (a) comply with reasonable personnel, operational, safety and security procedures, policies, rules and regulations applicable to WPX Personnel and the WPX Facilities provided in advance to WMB from time to time, and (b) comply with reasonable requests of WPX Personnel pertaining to personal and professional conduct. WPX shall have the right to require WMB to remove any employee, agent or Subcontractor of the WMB Entities from a WPX Facility in an emergency or potential emergency situation arising from any failure to comply with this provision. In any other situation in which any employee, agent or Subcontractor of the WMB fails to comply with this provision, WMB shall consult with WPX and take appropriate action to remedy such failure, including removal of such employee, agent or Subcontractor from the WPX Facilities. Notwithstanding the foregoing, WMB retains the sole right to hire and fire its employees, and to manage contractual relationships with its agents and Subcontractors.
ARTICLE VI
ADMINISTRATIVE SERVICES MANAGEMENT
     Section 6.1 Books and Records; Audit. In addition to the rights and obligations of the parties in Article V of the Separation Agreement, WMB shall keep books of account and other records, in reasonable detail and in accordance with GAAP, consistently applied, for any charges for which WPX is required to reimburse WMB and for any charges which are priced on an consumption (e.g., hourly) basis pursuant to this Agreement. Such books of account and other records shall be open for WPX’s inspection during normal business hours for 24 months following the end of the calendar year in which the expense was incurred or the applicable Services were rendered to enable WPX to verify that the charges comply with the terms of this Agreement; provided, however, that any such inspection or audit may be performed only by an independent third party auditing firm of national standing that has been informed of the confidential nature of such information and that has

[1]	NTD: To be discussed whether WMB will actually provide an invoice during the ASA period or whether this provision needs to be revised.

entered into a written confidentiality agreement with WMB requiring it to treat such information confidentially. In no event will WPX or such independent auditing firm have access to any information regarding the WMB Entities’ cost of performing the Services.
     Section 6.2 Audit Rights for Intellectual Property. In addition to the rights and obligations of the parties in Article V of the Separation Agreement, where the WMB Entities have given any one or more of the WPX Entities access to Intellectual Property in connection with the Services, WPX will provide to WMB or, at WMB’s request, to the third party licensors of such Intellectual Property or an independent auditor, access at reasonable hours to WPX Personnel, WPX Facilities, WPX records and other pertinent information, as WMB or such third party licensor or independent auditor may reasonably request, to verify that the use of the Intellectual Property meets applicable licensing requirements. If any such audit or inspection results in a discovery that the WPX Entities have failed to comply with any WMB or third party contract limitations or requirements of which WPX has been given notice, WPX shall be responsible for any costs associated with remedying such failure, including without limitation the purchase of additional licenses.
ARTICLE VII
FACILITIES AND SYSTEMS
     Section 7.1 WPX Facilities.
          (a) General. Subject to Section 7.1(b) and Article XII, the WMB Entities will provide the Services to the WPX Entities only at the locations for which such Services are provided as of the date immediately prior to the IPO Closing Date . The WPX Entities will provide to the WMB Entities, at the WPX Facilities and at no charge, the space, office furnishings, janitorial service, telephone service, utilities (including air conditioning) and office-related equipment, supplies, and duplicating services that the WMB Entities may reasonably need to provide the Services. WMB Personnel will have reasonable access to the WPX Facilities 24 hours a day, 7 days a week; provided, however, that in times of emergency, turnaround or significant maintenance or construction activity, access may be restricted or denied if required in connection with such emergency, turnaround, maintenance or construction. In such an event, the WMB Entities shall be excused from performing the Services to the extent affected by such restricted access.
          (b) Relocation. WPX shall promptly notify WMB of any contemplated or planned alteration or relocation of any WPX Facility that could reasonably be expected to impact the Services (including any impact on any WMB Entity’s cost to perform, timing or ability to perform), and will promptly review such contemplated or planned alteration or relocation with WMB. WPX’s notice to WMB must be sufficiently in advance of any such alteration or relocation to allow a reasonable amount of time for the parties, but in no event less than 90 days prior to such alteration or relocation, to (i) agree on any changes to the Services that may be required as a result of the alteration or relocation and the corresponding changes to the charges, and (ii) prepare for and implement the agreed upon changes to the Services. WMB’s obligation to proceed with the planning for providing Services to a relocated WPX Facility will depend upon WMB’s confirmation (in its sole discretion) that it can perform Services for the new location. For the avoidance of doubt, if the parties cannot agree on changes to the Services and charges as described in this

Section 7.1(b), then the WMB Entities shall not be obligated to provide any (y) new or additional Services, or (z) existing Services to new or additional WPX Facilities.
     Section 7.2 WMB Facilities and WMB Systems.
          (a) WMB Facilities. The WMB Entities may perform the Services in WMB Facilities as WMB reasonably deems appropriate. While at WMB Facilities, WPX Personnel shall comply with the WMB Entities’ reasonable safety and security requirements and other relevant policies.
          (b) Access to the WMB Systems. WPX will, and will require that all WPX Personnel who have access to any WMB Systems to, limit their access to those portions of such systems for which they are authorized in connection with their receipt and use of the Services. WPX will (i) limit such access to those WPX Personnel who are authorized to use the Services, (ii) upon WMB’s request, provide to WMB a written list of the names of all of the WPX Personnel who have been granted such access, and (iii) adhere to the applicable WMB Entities’ (or any applicable Subcontractors’) security rules and procedures for use of WMB Systems and other computer or electronic data storage systems. All user identification numbers and passwords disclosed to any WPX Entity to permit WPX Personnel to access the WMB Systems will be deemed to be, and will be treated as, “Information” for purposes of Article IV of the Separation Agreement (relating to Exchange of Information; Confidentiality). WPX will cooperate with WMB in the investigation of any apparent unauthorized access by WPX Personnel to the WMB Systems. If any WPX Personnel’s access to the WMB Systems and other computer or electronic data storage systems could technically enable such personnel to obtain access to systems or data which they are not authorized to access, WMB may require such personnel to execute agreements or otherwise confirm their agreement to comply with the limits of their authorization as a condition of their right to obtain such access.
     Section 7.3 Physical Security for Facilities. WMB (or any applicable Subcontractor) will be responsible for all security procedures at the WMB Facilities. WPX will be responsible for all security procedures at the WPX Facilities.
ARTICLE VIII
TECHNOLOGY AND PROPRIETARY RIGHTS
     Section 8.1 Related Agreements.
          (a) Ownership of Intellectual Property. Except as expressly provided in Section 8.2, nothing in this Agreement shall grant or transfer any rights, title or interests in any Intellectual Property invented or created before or after the IPO Closing Date by or on behalf of any WMB Entity or otherwise controlled by or licensed to any WMB Entity.
          (b) Development of Intellectual Property. Subject to Articles IX of this Agreement and Article VI of the Separation Agreement (relating to Exchange of Information; Confidentiality), as between the parties, all Intellectual Property provided, developed or acquired by or for any WMB Entity in connection with providing the Services shall be owned by such WMB Entity.

     Section 8.2 Limited License to Use WMB Work Processes and Software No Extension of Term. WMB grants to WPX a limited, non-exclusive, non-assignable license to use the work processes and Software owned by the WMB Entities that are provided to the WPX Entities in connection with the Services solely to the extent necessary for the WPX Entities to receive Services and execute its responsibilities under this Agreement. THE WMB ENTITIES’ WORK PROCESSES AND SOFTWARE ARE PROVIDED TO THE WPX ENTITIES ON AN AS-IS BASIS. EACH WMB ENTITY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH WORK PROCESSES AND SOFTWARE.
     Section 8.3 No Implied Licenses. Except as expressly specified in this Agreement, nothing in this Agreement will be deemed to grant to any WPX Entity, by implication, estoppel or otherwise, license rights, ownership rights or any other Intellectual Property Rights in any technology, work processes or Software owned by any WMB Entity. However, nothing in this Section 8.3 is intended to alter the terms of any grant of any rights, title or interests in any Intellectual Property from WMB to WPX pursuant to the Separation Agreement.
     Section 8.4 Managed WPX Contracts. To the extent there are any Managed WPX Contracts, WMB will be responsible for: (a) notifying WPX of any performance obligations; (b) communicating directly with the third parties with respect to their performance obligations under such Managed WPX Contracts; and (c) providing WPX timely notice of any renewal, termination or cancellation dates and charges in respect of such Managed WPX Contracts.
ARTICLE IX
DATA SECURITY
     Section 9.1 Ownership. As between WPX and WMB, WPX owns and will continue to own all right, title and interest in and to all WPX Data. For the avoidance of doubt, WMB retains ownership of data pertaining to its performance of the Services, including data pertaining to the volume and quality of the Services.
     Section 9.2 Data Security. WPX may establish backup security for data and keep backup data files in its possession if it so chooses, but WMB will have access to the backup data files as WMB reasonably needs to provide the Services.
ARTICLE X
REPRESENTATIONS AND WARRANTIES
     Section 10.1 Service Warranty. WMB warrants to WPX that it will use, and will cause the other WMB Entities to use, the same level of care in providing the Services as WMB and the other WMB Entities use for themselves and in no event less than a reasonable level of care.
     Section 10.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE X, NEITHER THE WMB ENTITIES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKE OR HAVE MADE ANY REPRESENTATION OR

WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SERVICES, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (B) THE USE OF THE SERVICE BY ANY WPX ENTITY AFTER THE RECEIPT THEREOF, OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF ANY WPX BUSINESS AFTER THE RECEIPT OF THE SERVICES.
ARTICLE XI
INSURANCE
     Section 11.1 Coverage. At all times during the Term and in addition to the rights and obligations of the parties in Article VIII of the Separation Agreement, WMB shall (or shall cause its respective Affiliates to) procure and maintain for the benefit of each party:
          (a) Commercial General Liability insurance with a combined single limit of $1,000,000 each occurrence for bodily injury and property damage;
          (b) Comprehensive Automobile Liability insurance covering owned, hired and non-owned vehicles with minimum limit of $1,000,000 per occurrence for bodily injury and property damage combined; and
          (c) Workers’ Compensation insurance complying with the laws of the states or states having jurisdiction over each employee and Employer’s Liability insurance with minimum limit of $1,000,000 per occurrence.
For the avoidance of doubt, WPX shall reimburse WMB for any costs WMB incurs in procuring and maintaining the policies described above for WPX’s benefit. Notwithstanding the foregoing, at the reasonable request of WMB, WPX shall be responsible for procuring and maintaining the policies described above for WPX’s own benefit. For the policies described in (a) and (b) above, and to the extent of the indemnifications herein, each party shall name the other party as an additional insured. The insurance provided to the additional insured party shall be primary.
     Section 11.2 Subrogation. For all policies listed in Section 11.1, and to the extent of the indemnifications herein, each party will agree to waive all rights of subrogation they may have against the other party.
     Section 11.3 Certificates of Insurance. Upon request, each party shall furnish the other with a certificate(s) of insurance evidencing the above coverages. Such insurance may be cancelled or materially altered only after 30 days advance written notice is given to the other party.
     Section 11.4 Risk of Loss. Each party shall be responsible for the risk of loss of, or damage to, such party’s own property when situated on the other party’s site, regardless of cause. The risk of loss of, or damage to, property in transit will remain with the party arranging the shipment.

ARTICLE XII
TERMINATION
     Section 12.1 Early Termination of the Services. WMB may, in its sole discretion, terminate any Services or this Agreement by providing 60 days prior written notice to WPX (following which WMB’s obligation to provide the subject Service(s) hereunder shall terminate) if, and to the extent, WMB determines that it must do so because (a) the provision of such Services would cause WMB to violate applicable law or (b) a change in WPX’s or any other WPX Entity’s method of doing business creates a conflict of interest for any WMB Entity
     Section 12.2 Survival. In addition to the rights and obligations of Section 9.2 of the Separation Agreement (which is hereby incorporated into this Agreement), the parties further agree that upon termination of this Agreement, all rights and obligations of the parties under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement and (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any charges or other amounts accrued, even if such charges or amounts have not become due and payable prior to termination.
     Section 12.3 Effect of Termination. Within 90 days after the termination or expiration of this Agreement, WMB shall deliver a final invoice to WPX invoicing all amounts accrued for Services and work performed prior to termination that have not already been paid. WPX shall pay such amount to WMB within 30 days of its receipt of such final invoice.
ARTICLE XIII
GENERAL PROVISIONS
     Section 13.1 Limitation of Liability; Indemnification.
          (a) Notwithstanding (i) WMB’s agreement to perform, or cause to be performed, the Services in accordance with the provisions hereof, or (ii) any term or provision of the Schedules to the contrary, WPX acknowledges that performance by the WMB Entities of the Services pursuant to this Agreement will not subject any WMB Entity, its Affiliates, or their respective stockholders, directors, officers, members, agents or employees to any Liability whatsoever, except as directly caused by the gross negligence or willful misconduct on the part of such WMB Entity or such other Persons; provided, however, that WMB’s Liability as a result of such gross negligence or willful misconduct will be limited to an amount not to exceed the lesser of (A) WPX’s price paid for the particular Service, (B) WPX’s cost of performing the Service itself during the remainder of the Term or (C) WPX’s cost of obtaining the Service from a third party during the remainder of the Term; provided further that the WPX will (and will cause the other WPX Entities to) exercise its and their commercially reasonable efforts to minimize the cost of any such alternatives to the Services by selecting the most cost effective alternatives which provide the functional equivalent of the Services replaced.
          (b) Except as specifically set forth in this Agreement, WPX hereby releases, and agrees to indemnify and hold harmless, each WMB Entity, its Affiliates and their respective stockholders, directors, officers, members, agents or employees from any and all Liabilities arising from or relating to the provision or use of any Service or product provided hereunder to the extent not directly caused by the gross negligence or willful misconduct of such WMB Entity or such other Persons.
     Section 13.2 Compliance With Laws. WPX will be solely responsible for (a) compliance with all Laws affecting the WPX Business and (b) any use the WPX Entities may make of the Services to assist it in complying with such Laws.
     Section 13.3 Further Action. The parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.
     Section 13.4 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses.
     Section 13.5 Authorization. WPX appoints the WMB Entities, their officers, employees and agents, or any of them, as agents for the WPX Entities to take all actions necessary or appropriate to perform the Services. To the extent the parties remain part of a consolidated group as determined by GAAP, WPX and WMB agree that, in connection with the provision of Services, any officer of WMB is authorized to take any action on behalf of any WPX Entity under the same authorities and limitations that would apply to his or her actions as an officer of WMB based upon the WMB Delegation of Authority policy or similar document then in force and effect at WMB; WPX shall, and shall cause the other WPX Entities to, execute such other instruments and take such further action as may be required in order to effectuate the foregoing authorization. WPX expressly waives, on its own behalf and on behalf of the other WPX Entities, any defense of lack of authorization that might asserted against WMB or any third party as to any transaction entered into on behalf of any WPX Entity by the WMB Entities, or any of their officers, employees or agents under the terms of this Section 13.5.
     Section 13.6 Assignment. This Agreement may not be assigned by operation of law or otherwise by WPX without the express written consent of WMB (which consent may be granted or withheld in the sole discretion of WMB), and any attempted assignment without such consent shall be null and void.
     Section 13.7 Force Majeure.
          (a) If a Force Majeure Event is claimed by either party, the party making such claim shall orally notify the other party as soon as reasonably possible after the occurrence of such Force Majeure Event and, in addition, shall provide the other party with written notice of such Force Majeure Event within five days after the occurrence of such Force Majeure Event.

          (b) Except for a party’s obligations to make payments hereunder (including, but not limited to, those obligations under Article IV), neither party will be liable for any nonperformance or delay in performance of the terms of this Agreement when such failure is due to a Force Majeure Event. If either party relies on the occurrence of a Force Majeure Event as a basis for being excused from performance of its obligations hereunder, such party relying on the Force Majeure Event shall (i) provide an estimate of the expected duration of the Force Majeure Event and its probable impact on performance of such party’s obligations hereunder and (ii) provide prompt notice to the other party of the cessation of the Force Majeure Event.
          (c) Upon the occurrence of a Force Majeure Event, the same will, so far as possible, be remedied as expeditiously as possible using commercially reasonable efforts. It is understood and agreed that nothing in this Section 13.7(c) shall require the settlement of strikes, lockouts or labor disputes by acceding to the demands of any opposing party therein when such course is inadvisable in the discretion of the party having the difficulty.
     Section 13.8 Acknowledgment. The parties acknowledge that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provision of this Agreement.
     Section 13.9 Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 13.9 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement, and references in the material incorporated herein by reference shall be references to the Separation Agreement): Article VI (relating to Exchange of Information; Confidentiality), Article VIII (relating to Mutual Releases; Indemnification); Article X (relating to Dispute Resolution); and Article XI (Miscellaneous) (excluding Sections 11.3 (Expenses) and 11.12 (Assignment)). In the event of any conflict or inconsistency between any of the foregoing provisions of the Separation Agreement and any provision of this Agreement, this Agreement shall prevail with respect to matters governed by this Agreement.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

THE WILLIAMS COMPANIES, INC.
By:
Name:
Title:

WPX ENERGY, INC.
By:
Name:
Title:

[Signature Page to Administrative Services Agreement]

Schedule A
Managed WPX Contracts
None.
[Exhibit A to Administrative Services Agreement]